Exhibit (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and "Financial Statements" in the Scudder Total Return Fund Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 65 to the Registration Statement (Form N-1A, No. 2-21789) of our report dated December 22, 2003, on the financial statements and financial highlights of the Scudder Total Return Fund, included in the Fund Annual Report dated October 31, 2003.


/s/Ernst & Young LLP

Boston, Massachusetts
November 24, 2004